LAREDO PETROLEUM HOLDINGS, INC.
15 W. SIXTH STREET, SUITE 1800
TULSA, OKLAHOMA 74119

March 12, 2013
VIA EDGAR
U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: Notice of disclosure filed in Exchange Act Annual Report under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Exchange Act
Ladies and Gentlemen:
Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities Exchange Act of 1934, as amended, notice is hereby provided that Laredo Petroleum Holdings, Inc. has made disclosure pursuant to such provisions in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which was filed with the U.S. Securities and Exchange Commission on March 12, 2013. This disclosure can be found on page 28 of the Annual Report on Form 10-K and is incorporated by reference herein.
Very truly yours,
Laredo Petroleum Holdings, Inc.

By:	/s/ KENNETH E. DORNBLASER
Kenneth E. Dornblaser
Senior Vice President & General Counsel